As filed with the Securities and Exchange Commission on January 5, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ACCESS NATIONAL CORPORATION (Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation or organization)	82-0545425 (I.R.S. Employer Identification No.)

1800 Robert Fulton Drive, Suite 300 Reston, Virginia (Address of Principal Executive Offices)	20191 (Zip Code)

ACCESS NATIONAL CORPORATION 2017 EQUITY COMPENSATION PLAN

(Full title of the plan)

Michael W. Clarke

President and Chief Executive Officer

Access National Corporation

1800 Robert Fulton Drive

Suite 300

Reston, Virginia 20191

(703) 871-2100

(Name, address and telephone number, including area code, of agent for service)

The Commission is requested to mail signed copies of all orders, notices and communications to:

Susan Stoops Ancarrow, Esq.

Troutman Sanders LLP

1001 Haxall Point
Richmond, VA 23219

Telephone: (804) 697-1861

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered[2]	Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock[1]	1,500,000	$27.97	[3]	$41,955,000	[3]	$5,223.40

1 Common stock, $0.835 par value per share (“Common Stock”), offered by Access National Corporation (the “Company”) pursuant to the Access National Corporation 2017 Equity Compensation Plan (the “Plan”).

2 Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of Common Stock of the Company that may be offered and issued to prevent dilution resulting from stock dividends, stock splits, combinations of shares, spin-offs, recapitalizations, mergers or similar capital adjustments as provided in the Plan.

3 Pursuant to Rule 457(c) and 457(h) under the Securities Act, the proposed maximum offering price and proposed maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee and were determined based on the average of the high and low sales prices of the Company’s Common Stock on December 28, 2017 as reported on The NASDAQ Stock Market LLC.

Part I — Information Required in the Section 10(a) Prospectus

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this registration statement and as required by Rule 428(b)(1).

Part II — Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this registration statement the following documents:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Securities and Exchange Commission (the “Commission”) on March 16, 2017 (as amended by the Form 10-K/A filed with the Commission on May 1, 2017);

(b)	All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K referenced above (other than for portions of those documents deemed to be furnished and not filed); and

(c)	The description of the Company’s Common Stock contained in Amendment No. 2 to the Registration Statement on Form S-4, filed with the Commission on January 27, 2017, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company subsequent to the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and prior to the filing of a post-effective amendment hereto which either indicates that all securities offered hereby have been sold or deregisters all such securities then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof from their respective dates of filing. Any statement contained in a document incorporated or deemed incorporated herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document which is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Article VI of the Company’s Articles of Incorporation limits the liability of the Company’s directors and officers to the Company and its shareholders to the full extent permitted by the Virginia Stock Corporation Act. The Virginia Stock Corporation Act limits the liability of a director or officer in derivative or shareholder proceedings to the lesser of (i) the amount specified in the corporation’s articles of incorporation or a shareholder-approved bylaw; or (ii) the greater of (a) $100,000 or (b) twelve months of cash compensation received by the director or officer. The Company’s Articles of Incorporation provide that the Company’s directors and officers will not be monetarily liable to the Company or the Company’s shareholders, if such limitation is permissible under the Virginia Stock Corporation Act. This limitation does not apply in the event the director or officer has engaged in willful misconduct or a knowing violation of a criminal law or a federal or state securities law. The effect of the Company’s Articles of Incorporation, together with the Virginia Stock Corporation Act, is to eliminate liability of directors and officers for monetary damages in derivative or shareholder proceedings so long as the required standard of conduct is met.

Article VI of the Company’s Articles of Incorporation also mandates indemnification of the Company’s directors and officers to the full extent permitted by the Virginia Stock Corporation Act. The Virginia Stock Corporation Act permits a corporation to indemnify its directors and officers against liability incurred in all proceedings, including derivative proceedings, arising out of their service to the corporation or to other corporations or enterprises that the director or officer was serving at the request of the corporation, except in the case of willful misconduct or a knowing violation of a criminal law. The Company is required to indemnify its directors and officers in all such proceedings if they have not violated this standard.

Under the Virginia Stock Corporation Act, unless ordered by a court, a Virginia corporation cannot indemnify a director or officer in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that he acted in good faith and in a manner which he believed to be in the best interest of the corporation or in connection with any other proceeding charging improper personal benefit to the director or officer, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that a personal benefit was improperly received by him. In addition, the Virginia Stock Corporation Act permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the company; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

In addition, Article III of the Plan mandates indemnification of the members of the committee administering the Plan against reasonable expenses, including attorneys’ fees actually and reasonably incurred, in connection with any proceeding arising out of their administration of the Plan, and against all amounts reasonably paid in settlement thereof or paid in satisfaction of a judgment in any such proceeding, if such committee members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Company. These indemnification rights are in addition to any indemnification rights the members of the committee may otherwise have as directors of the Company.

The Company also carries insurance on behalf of its directors, officers, employees or agents which may cover liabilities under the Securities Act.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling the Company for liability arising under the Securities Act, the Company has been informed that in the opinion of the Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

For the list of exhibits, see the Exhibit Index to this registration statement, which is incorporated in this item by reference.

Item 9.	Undertakings.

(a)          The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to applicable law, the registrant’s Articles of Incorporation or Bylaws, as such may be amended from time to time, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, Commonwealth of Virginia, on January 5, 2018.

Access National Corporation
(Registrant)

By:	/s/ Michael W. Clarke
Michael W. Clarke
President & Chief Executive Officer

POWERS OF ATTORNEY

AND

SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael W. Clarke and Margaret M. Taylor, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name and on his behalf as a director and/or officer of Access National Corporation to prepare, execute and deliver any and all amendments, including post-effective amendments, and supplements to this registration statement on Form S-8, including any amendment to this registration statement for the purpose of registering additional shares in accordance with General Instruction E to Form S-8, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith (including any necessary amendments thereof), with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act necessary or desirable to be done in connection with the above-described matters, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Michael G. Anzilotti	Director and Vice Chairman of the Board of Directors	January 5, 2018
Michael G. Anzilotti

/s/ J. Randolph Babbitt	Director	January 5, 2018
J. Randolph Babbitt

/s/ Childs F. Burden	Director	January 5, 2018
Childs F. Burden

/s/ Michael W. Clarke	Director and President and Chief Executive Officer (Principal Executive Officer)	January 5, 2018
Michael W. Clarke

/s/ John W. Edgemond, IV	Director	January 5, 2018
John W. Edgemond, IV

/s/ Martin S. Friedman	Director	January 5, 2018
Martin S. Friedman

/s/ Thomas M. Kody	Director	January 5, 2018
Thomas M. Kody

/s/ Gary D. LeClair	Director	January 5, 2018
Gary D. LeClair

/s/ John C. Lee, IV	Director and Chairman of the Board of Directors	January 5, 2018
John C. Lee, IV

/s/ Mary Leigh McDaniel	Director	January 5, 2018
Mary Leigh McDaniel

/s/ Janet A. Neuharth	Director	January 5, 2018
Janet A. Neuharth

/s/ Robert C. Shoemaker	Director	January 5, 2018
Robert C. Shoemaker

/s/ Gary R. Shook	Director	January 5, 2018
Gary R. Shook

/s/ Margaret M. Taylor	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	January 5, 2018
Margaret M. Taylor

EXHIBIT INDEX

Exhibit
No.	Description

4.1	Amended and Restated Articles of Incorporation of Access National Corporation (incorporated by reference to Exhibit 3.1 to Form 8-K filed July 18, 2006).

4.1.1	Articles of Amendment to Amended and Restated Articles of Incorporation of Access National Corporation (incorporated by reference to Exhibit 3.1.1 to Form 10-Q filed August 15, 2011).

4.2	Amended and Restated Bylaws of Access National Corporation (incorporated by reference to Exhibit 3.2 to Form 8-K filed October 24, 2007).

5.1	Opinion of Troutman Sanders LLP with respect to the validity of the Common Stock, filed herewith.

23.1	Consent of Troutman Sanders LLP (contained in Exhibit 5.1 hereto).

23.2	Consent of BDO USA, LLP, filed herewith.

24.1	Powers of Attorney (included on the signature page of this registration statement).

99.1	Access National Corporation 2017 Equity Compensation Plan (incorporated by reference to Exhibit 10.18 to the Company’s Current Report on Form 8-K filed on November 1, 2017).

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